LORD ABBETT INVESTMENT TRUST

                                  AMENDMENT TO
                              DECLARATION OF TRUST

         The undersigned being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware business trust (the "Trust"), organized pursuant to a Declaration of Trust dated August 16, 1993 (the "Declaration"), do hereby establish, pursuant to Section 5.3 of the Declaration, a new class of shares for the Balanced Series of the Trust, to be designated Class B shares of such Series. Any variations between the new class and such other classes of the Trust as to purchase price, determination of net asset value, the price, terms and manner of redemption, special and relative rights as to dividends and on liquidation, and conditions under which such classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

         This instrument shall constitute an amendment to the Declaration.

         IN WITNESS WHEREOF, the undersigned have executed this instrument this 12th day of March, 1998.




/s/ Robert S. Dow                           /s/ C. Alan MacDonald
Robert S. Dow                               C. Alan MacDonald


/s/ E. Thayer Bigelow                       /s/ Hansel B. Millican, Jr.
E. Thayer Bigelow                             Hansel B. Millican, Jr.

/s/ Stewart  S. Dixon                       /s/ Thomas J. Neff
Stewart S. Dixon                            Thomas J. Neff

/s/ John C. Jansing                         /s/ E. Wayne Nordberg
John C. Jansing                             E. Wayne Nordberg